Exhibit 99.1

Tatonka Oil and Gas, Inc. Appoints Mr. Paul C. Slevin as Chief Financial Officer

Tatonka Oil and Gas, Inc. (OTC Bulletin Board: TTKA) announced today the appointment of Paul C. Slevin as its Chief Financial Officer. Mr. Slevin replaces Sothi Thillairajah, who will be pursuing other opportunities.

“Sothi was instrumental during Tatonka’s startup phase, and his contributions are greatly appreciated. We wish him well in his future endeavors”, said Dirck Tromp, President and Chief Executive Officer.

Mr. Paul Slevin has over 35 years of experience in the areas of finance, accounting and investment banking. Mr. Slevin’s past experience includes public accounting, management of accounting and finance for public and private entities as well as all aspects of investment banking including public and private offerings of equity, valuations and financial advisory assignments, as well as mergers and acquisitions. Mr. Slevin has a B.S. in Accounting from New York University and an MBA in Corporate Finance from New York University, Stern School of Business.

Since September of 1998, Mr. Slevin has served as a contract CFO, for Trinity Petroleum Management Company, Denver, and for Quest International Management Company Inc., Denver, serving a variety of companies in the energy, technology and venture capital sectors. These included contract work for Pennaco Energy, Inc., an AMEX company active in coalbed methane development in the Powder River Basin. Previous energy experience includes a CFO position with Tipperary Corporation, an AMEX company, involved in domestic exploration, production and Australian coalbed methane operations.

Mr. Slevin was Vice President of Finance and Treasurer with the Gary-Williams Energy Company, Denver, a privately owned energy company, involved in domestic and international exploration and production, as well as refining and marketing of refined products and gas plant operations. Mr. Slevin was also chief accountant for Forest Oil Corporation, a NYSE company, involved in domestic and international energy operations. Mr. Slevin has also served as an auditor with PriceWaterhouse, New York and Denver serving clients in a variety of industries including energy.

“We are extremely pleased that Paul has chosen to join us. His extensive experience in all aspects of petroleum finance is an invaluable addition to the Tatonka team”, said Mr. Tromp.

About Tatonka Oil and Gas, Inc.

Based in Denver, Colorado, Tatonka Oil and Gas, Inc. is focused on the exploration and development of unconventional oil and gas resources in North America with a special emphasis on the Rocky Mountain Region.